UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 29, 2013

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”), which will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, May 8, 2013 at 9:00 a.m. (EDT).

This year, we are again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet.  We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of the Meeting.  On or about March 29, 2013, we mailed to our beneficial shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report and how to vote online (the “Notice”).  All other shareholders will continue to receive a paper copy of the Proxy Statement, Proxy Card and Annual Report by mail.  The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet if you received them by mail this year.

The Notice and Proxy Statement on the following pages cover the formal business of the Meeting.  Whether or not you expect to attend the Meeting, please vote online or by phone as directed in the Notice, or sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Meeting and vote in person, you will, of course, have that opportunity.

Your continuing interest in the business of the Company is gratefully acknowledged.  We hope many shareholders will attend the Meeting.

Sincerely,

/s/ J. Powell Brown
J. Powell Brown
Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue Daytona Beach, Florida 32114	655 North Franklin Street, Suite 1900 Tampa, Florida 33602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 8, 2013

The Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”) will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, May 8, 2013 at 9:00 a.m. (EDT), for the following purposes:

1.	To elect twelve (12) nominees to the Company’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2013;

3.	To approve (on an advisory basis) named executive officer compensation; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 1, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any postponements or adjournments of the Meeting.

For your convenience, we are also offering an audio webcast of the Meeting.  To access the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com) shortly before the Meeting time and follow the instructions provided.  A replay of the webcast will be available on our website beginning the afternoon of May 8, 2013, and continuing for 30 days thereafter.

Your vote is important.  Please vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the Meeting.

By Order of the Board of Directors

/s/ Laurel L. Grammig
Laurel L. Grammig
Corporate Secretary

Tampa, Florida
March 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on May 8, 2013

The Proxy Statement and Annual Report to Shareholders are available at:

www.viewproxy.com/bbinsurance/2013

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

On or about March 29, 2013, we mailed to our beneficial shareholders of record as of the close of business on March 1, 2013 a notice containing instructions on how to access this Proxy Statement and our Annual Report online and how to vote online (the “Notice”), and thereafter, we began mailing these proxy materials to all other shareholders.  These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders, to be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118 at 9:00 a.m. (EDT) on Wednesday, May 8, 2013, and at any postponement or adjournment thereof (the “Meeting”).  The close of business on March 1, 2013 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.  At the close of business on the record date, we had outstanding 143,961,189 shares of $.10 par value common stock, entitled to one vote per share.

As permitted by the Securities and Exchange Commission (“SEC”) rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below and explained in the Notice).  Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report.  The Notice also instructs you on how you may vote online.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting.  If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified.  If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.  The Board of Directors recommends a vote FOR the election of twelve (12) nominees as directors; a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2013; and a vote FOR the advisory vote to approve Named Executive Officer compensation.  The Board of Directors knows of no other matters that may be brought before the Meeting.  However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee.  Under the rules of the New York Stock Exchange (the “NYSE”), your broker, bank or nominee is permitted to vote your shares on the second proposal concerning the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 even if your broker, bank or nominee has not been given specific voting instructions as to this matter.  Your broker, bank or nominee is not permitted to vote your shares on the first and third proposals.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Corporate Secretary at 655 North Franklin Street, Suite 1900, Tampa, Florida 33602, or by email to annualmeeting@bbins.com; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.  Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, American Stock Transfer & Trust Company, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.  A quorum is present when a majority in interest of all the common stock outstanding is represented by shareholders present in person or by proxy.

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all nominees for the Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the 2013 fiscal year, and “FOR” the advisory vote to approve named executive officer compensation.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Meeting or any adjournment thereof.

If the shares you own are held in “street name” by a broker or other nominee entity and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions.  Under the NYSE rules, certain proposals, such as the ratification of the appointment of the Company’s independent auditors, are considered “routine” matters and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the election of directors and the “say on pay” advisory vote, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes, as well as properly executed proxies marked ABSTAIN, will be counted for purposes of determining whether a quorum is present at the Meeting.

Because this director election is an uncontested election, if a quorum is present, the nominees for election as directors who receive a number of “FOR” votes that exceeds 50% of the votes cast will be elected as directors.  Votes actually cast shall include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election.  If a nominee is not elected and no successor has been elected at the meeting, the director shall promptly tender his or her conditional resignation following certification of the vote. The Nominating/Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will endeavor to act on the Nominating/Corporate Governance Committee’s recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors,” below.

In order to pass, each of Proposals 2 and 3 must receive the affirmative vote of a majority of the shares entitled to be cast on the Proposal.  An abstention is considered as present and entitled to vote.  Because each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares entitled to be cast on the Proposal, an abstention will have the effect of a vote against each of Proposals 2 and 3.  A broker non-vote, on the other hand, is not considered “entitled to vote.”  Therefore, broker non-votes will not have an effect on Proposals 2 and 3.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.  Also, Alliance Advisors, LLC may solicit proxies on our behalf at an approximate cost of $5,000, plus reasonable expenses.  Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet.  We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.  We will pay all of the costs of solicitation of proxies.

Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 655 North Franklin Street, Suite 1900, Tampa, Florida 33602 (telephone number (813) 222-4182).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 1, 2013, information as to our common stock beneficially owned by (1) each of our directors and director nominees, (2) each current executive officer named in the Summary Compensation Table, and (3) all of our directors and current executive officers as a group.  As of March 1, 2013, there was no other person whom we knew to be the beneficial owner of more than five percent of the outstanding shares of our common stock.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)(3)(4)(5)	PERCENT OF TOTAL
J. Hyatt Brown(6)	21,274,135	14.78%
Samuel P. Bell, III	29,043	*
Hugh M. Brown(7)	14,143	*
J. Powell Brown(8)	1,438,887	1.00%
Bradley Currey, Jr.	303,243	*
Theodore J. Hoepner	47,043	*
Toni Jennings	14,078	*
Timothy R.M. Main	3,962	*
H. Palmer Proctor, Jr.(9)	4,324	*
Wendell S. Reilly(10)	104,993	*
John R. Riedman(11)	57,689	*
Chilton D. Varner(12)	26,133	*
James S. Hunt C. Roy Bridges(13)	- 227,595	* *
Anthony T. Strianese	140,575	*
Cory T. Walker	355,951	*
Chris L. Walker	49,108	*
All current directors and executive
officers as a group (24 persons)	26,253,710	18.24%
BlackRock Inc.(14) 40 East 52nd Street New York, NY 10022	8,031,417	5.58%

*      Less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission (“SEC”) rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of December 31, 2012: Mr. J. Hyatt Brown – 0; Mr. Powell Brown – 16,373; Mr. Cory Walker – 28,705; Mr. Bridges – 0; Mr. Strianese – 0; and Mr. Chris Walker – 0; and all current directors and executive officers as a group – 161,398.  The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted and as to which the first condition of vesting has been satisfied under our Performance Stock Plan (“PSP”) as of March 1, 2013: Mr. J. Hyatt Brown – 0; Mr. Powell Brown – 70,332; Mr. Cory Walker – 74,780; Mr. Bridges – 75,604; Mr. Chris Walker – 0; Mr. Strianese – 67,976; and all current directors and executive officers as a group – 661,426.  The number and percentage of shares owned by Mr. Powell Brown also includes 74,816 shares which Mr. Powell Brown has been granted and as to which the first condition of vesting has been satisfied under our 2010 Stock Incentive Plan (“SIP”).  These PSP and, in the case of Mr. Powell Brown, SIP shares have voting and dividend rights due to satisfaction of the first condition of vesting based on stock price performance, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

(4)
On March 23, 2003, the indicated number of options was granted to the following persons under the 2000 Incentive Stock Option Plan (“ISO Plan”): Mr. J. Hyatt Brown – 0; Mr. Powell Brown – 50,000; Mr. Cory Walker – 50,000; Mr. Bridges – 126,016; Mr. Strianese – 20,000; Mr. Chris Walker – 0; and all current directors and executive officers as a group – 484,242.  Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of March 1, 2013: Mr. J. Hyatt Brown – 0; Mr. Powell Brown – 0; Mr. Cory Walker – 0; Mr. Bridges– 0; Mr. Strianese – 0; Mr. Chris Walker – 0; and all current directors and executive officers as a group – 39,614; the underlying shares are therefore deemed to be beneficially owned.   On February 27, 2008, the indicated number of options were granted to the following persons under the ISO Plan:; Mr. Powell Brown – 175,000; Mr. J.  Hyatt Brown – 0; Mr. Cory Walker – 100,000; Mr. Bridges – 130,000; Mr. Strianese – 100,000; Mr. Chris Walker – 0; and all current directors and executive officers as a group – 890,000.  Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of March 1, 2013:  Mr. J. Hyatt Brown – 0; Mr. Powell Brown – 0; Mr. Cory Walker – 0; Mr. Bridges– 0; Mr. Strianese – 0; Mr. Chris Walker – 0; and all current directors and executive officers as a group – 123,178.

(5)
On January 9, 2012, the indicated number of shares under the SIP were granted to Mr. Chris Walker – 49,108. On January 18, 2011, the indicated number of shares were granted to the following persons under the SIP: Mr. Powell Brown – 246,566; Mr. J. Hyatt Brown – 0; Mr. Cory Walker – 31,329; Mr. Bridges – 0; Mr. Strianese – 50,127. For January 2012, for all current directors and executive officers as a group – 690,426. Of these shares, none have vested and none have voting rights.

(6)
Of the shares beneficially owned by Mr. Hyatt Brown, 21,186,328 are held of record by Ormond Riverside Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares.  Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc.  An additional 19,807 shares are beneficially owned jointly with Mr. Hyatt Brown’s spouse, and these shares have shared voting and investment power, and an additional 68,000 shares are held in an IRA account.

(7)	Mr. Hugh Brown’s ownership includes 400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Powell Brown’s ownership includes 7,969 shares owned by children living in his household, as to which he disclaims beneficial ownership.
(9)	Mr. Proctor’s ownership includes 224 shares owned by his spouse, as to which he disclaims beneficial ownership.
(10)	Mr. Reilly’s ownership includes 104,993 shares that are pledged as security.
(11)	Mr. Riedman did not seek election to the Board in May 2013 and therefore will cease being a director at that time.
(12)	Ms. Varner’s ownership includes 13,600 shares that are pledged as security for a line of credit with a financial institution.
(13)	Mr. Bridges’ ownership includes 810 shares owned by his spouse, as to which he disclaims beneficial ownership.
(14)
According to Schedule 13G filed on or around January 30, 2013, BlackRock, Inc., a registered investment adviser, has sole voting and sole dispositive power with respect to all of these shares in its capacity as investment adviser or sub-adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our current directors, director nominees and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITION	AGE	YEAR FIRST BECAME A DIRECTOR
J. Hyatt Brown	Chairman of the Board	75	1993
Samuel P. Bell, III	Director	73	1993
Hugh M. Brown	Director	77	2004
J. Powell Brown	Director; President and Chief Executive Officer	45	2007
Bradley Currey, Jr.	Director	82	1995
Theodore J. Hoepner	Director	71	1994
Toni Jennings	Director	63	2007	(1)
Timothy R.M. Main	Director	47	2010
H. Palmer Proctor, Jr.	Director	45	2012
Wendell S. Reilly	Director	55	2007
John R. Riedman(2)	Director	84	2001
Chilton D. Varner	Director	70	2004
James S. Hunt	Director Nominee	57	—
Linda S. Downs	Chief Operating Officer and Regional President	63	—
Charles H. Lydecker	Retail Division President	49	—
C. Roy Bridges	Regional President	63	—
J. Scott Penny	Regional President and Chief Acquisitions Officer	46	—
Anthony T. Strianese	Regional President	51	—
Sam R. Boone, Jr.	Regional Executive Vice President	59	—
Kenneth R. Masters	Regional Executive Vice President	59	—
Chris L. Walker	Regional Executive Vice President	55	—
Cory T. Walker	Senior Vice President, Treasurer and Chief Financial Officer	55	—
Robert W. Lloyd	Vice President and General Counsel	48	—
Laurel L. Grammig	Vice President, Corporate Secretary and Chief Compliance & Regulatory Officer	54	—
Richard A. Freebourn, Sr.	Vice President - Internal Operations	65	—
 (1)  Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.
 (2)  Mr. Riedman is not standing for re-election.

J. Hyatt Brown. Mr. Brown has been our Chairman of the Board of Directors since 1994.  In 2012, Mr. Brown served as acting President and Chief Executive Officer from January until April 25, during the temporary leave of absence of J. Powell Brown, our President and Chief Executive Officer.  Mr. Hyatt Brown was our Chief Executive Officer from 1993 to July 1, 2009 and our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of International Speedway Corporation, and Verisk Analytics, Inc. (formerly Insurance Services Office), each a publicly-held company.  Until May 2012 he served on the Board of Next Era Energy, Inc.   He previously served as a director of RockTenn Company, SunTrust Banks, Inc. (“SunTrust”), and BellSouth Corporation, each a publicly-held company.  Mr. Brown is currently a member of the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100.  Mr. Brown served as Chairman of the Council of Insurance Agents & Brokers from 2004 to 2005 and is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association.  One of Mr. Brown’s sons, J. Powell Brown, is employed by us as President and, since July 1, 2009, Chief Executive Officer, and has served as a director since October 2007.  Mr. Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability are just a few of the attributes that make him uniquely qualified to serve on, and chair, our Board.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002.  Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.  He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, Member of the Florida Public Health Institute, and a member of the Board of Directors of the Florida Children’s Home Society.  Mr. Bell is a former member of the Florida Elections Commission, and past Chairman of the Florida Legislature’s Commission on Local Government II.  Mr. Bell’s extensive legal experience and familiarity with issues relating to Florida legislative and regulatory matters, along with his contributions in the form of service as current Chairman of the Compensation Committee and member of the Acquisition Committee, are among the factors that were considered with respect to his nomination for re-election to the Board.

Hugh M. Brown.  Mr. Brown, who is unrelated to Mr. Hyatt Brown and Mr. Powell Brown, founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998.  Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando, the Florida Council of 100 and the Florida Council on Economic Education.  He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority (now Florida Space Authority) Board of Supervisors.  Mr. Brown was named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region. In 1991, he received the U.S. Small Business Administration’s Graduate of the Year Award.  He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida and recipient of the Ernst & Young Entrepreneur of the Year - Services Category - in 1993 for the State of Florida.  Mr. Hugh Brown’s business experience, leadership abilities and proven value in leading the Audit Committee, of which he is a past chair and a current member, and his service on the Nominating/Corporate Governance Committee are among the features considered in his nomination for re-election to the Board.

J. Powell Brown.  Mr. Powell Brown was named Chief Executive Officer in July 2009.  He has been our President since January 2007 and was appointed to be a director in October 2007.  Prior to 2007, he had served as one of our Regional Executive Vice Presidents since 2002. Mr. Powell Brown was previously responsible for overseeing certain of our wholesale brokerage operations as well as the public entity business of certain of our subsidiaries located in Florida, Georgia, Illinois, Indiana, New Jersey, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Washington, and was also responsible for our Service Division operations and for Florida Intracoastal Underwriters, a subsidiary that administers a specialty program offering insurance coverage for Florida condominium properties. From 1998 to 2003, Mr. Powell Brown served as profit center leader of our Orlando, Florida retail office. Prior to that, Mr. Powell Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998.  Mr. Powell Brown has served on the Board of Directors of RockTenn Company, a publicly-held company, since January 2010.  He previously served on the Board of Directors of the SunTrust Bank/Central Florida, as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida, and the Bolles School Board of Visitors.  He also serves on the Board of Directors of the Boggy Creek Gang Camp.  Mr. Powell Brown is the son of our Chairman, J. Hyatt Brown.  Mr. Powell Brown’s work in all divisions of our Company, leadership experience at every level of our Company and current position as President and Chief Executive Officer are among the qualities considered in connection with his nomination for re-election to the Board.

Bradley Currey, Jr.  Mr. Currey served as Chief Executive Officer of RockTenn Company, a publicly-held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of RockTenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of RockTenn Company. From 1953 until 1976, Mr. Currey was employed by Trust Company of Georgia, a publicly-held commercial bank and bank holding company, where he served as Chief Financial Officer and was a member of the Board of Directors from 1972-1976.  Mr. Currey previously served as a member of the Board of Directors and Executive Committee of RockTenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly-traded company, and a member of the Board of Directors of Fresh Frozen Foods, Inc.  Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.  He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Metro Atlanta Chamber of Commerce.  He previously chaired our Nominating/Corporate Governance Committee, on which he continues to serve as a member, and is a member of our Audit Committee and our Acquisition Committee.  Mr. Currey’s business experience, proven leadership abilities, financial accounting and management expertise, as well as contributions in his years of service as Chairman of the Nominating/Corporate Governance Committee and as our past Lead Director, were all considered in connection with his nomination for re-election to the Board.

Theodore J. Hoepner. Mr. Hoepner served as Vice Chairman of SunTrust from January 2000 to December 2004 and as Vice Chairman of SunTrust Bank Holding Company from January 2005 until June 2005, when he retired.  From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.  He is a past Chairman of the Florida Prepaid College Board, the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.   Mr. Hoepner’s years of experience in the banking industry, including extensive experience in management, make him a valuable addition to the Board, and he currently chairs the Audit Committee, and serves as a member of the Compensation Committee and Acquisition Committee, which he previously chaired.  All of these attributes were among the factors considered in connection with his nomination for re-election to the Board.

James S. Hunt.  Mr. Hunt is a first-time nominee for election to the Board.  He served as Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts Worldwide from 2003 until his retirement in 2012.  Prior to that, he held the following positions with Walt Disney World Resort: Executive Vice President and Chief Financial Officer (1997-2003); Senior Vice President Operations Finance (1994-97); and Vice President Finance and Controllership (1992-94).  Before that time, Mr. Hunt was a Partner with Ernst & Young.  Mr. Hunt is a member of the Board of Directors of JobSync, a private human resources technology company, and serves on the Board of Trustees for the Children’s Hospital Los Angeles, where he chairs the Finance Committee.  He previously served as a director of Orlando Regional Healthcare System (now known as Orlando Health), University of Central Florida Foundation and Orlando Regional Chamber of Commerce.  Mr. Hunt is a certified public accountant (CPA).  Mr. Hunt’s 35 years of increasingly responsible executive and senior executive finance, strategy and related operational roles, financial expertise and significant international experience were factors considered in connection with his nomination for election to the Board.

Toni Jennings.  Ms. Jennings serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida.  Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.  From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida.  She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003.  Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of Next Era Energy, Inc., a publicly-held company, SunTrust Bank/Central Florida, The Nemours Foundation, and the Foundation for Florida’s Future, and she is past Chair of the Board of the Florida Chamber of Commerce.  She previously served as the Chair of Workforce Florida, Incorporated, and as a Director with the Salvation Army Advisory Board, the University of Central Florida Foundation, Enterprise Florida, and the Florida Partnership for School Readiness.  Ms. Jennings’ experience as owner and operator of a successful business, and her years of service in the legislative and executive branches of the State of Florida are features considered in concluding that she should continue to serve as a director of the Company.  Ms. Jennings serves on our Audit Committee and our Compensation Committee.

Timothy R.M. Main.   Mr. Main was named to the Board in October 2010.  He is a Senior Managing Director of Evercore Partners.  Prior to joining Evercore in October 2011, Mr. Main worked at JPMorgan Chase, a global investment bank, for 23 years, most recently as a Managing Director and Head of the Financial Institutions Group.  Mr. Main’s extensive experience with complex financial transactions and acquisitions, as well as his broad knowledge of the insurance industry acquired throughout his career, are key components considered in nominating Mr. Main for election to the Board.   Mr. Main serves on our Acquisition Committee.

H. Palmer Proctor, Jr.  Mr. Proctor was named to the Board in October 2012.  He is President and Director of Fidelity Bank and its holding company, Fidelity Southern Corporation, in Atlanta, Georgia.   He currently serves on the Executive Committee for the bank and the holding company, chairs the Loan and Discount Committee, and serves on the bank’s 401-K, Personnel, Management, and Asset/Liability committees.   He currently serves as a member of the Board of Directors and past President of Callanwolde Fine Arts Center and as a Trustee of Fernbank Museum of Natural History.  He is a member of the Advisory Board of Allied Financial.  He is also a member of the Rotary Club of Atlanta and the Buckhead Lions Club.  Mr. Proctor previously served as a Director of the Georgia Bankers Association, as a Trustee of the Professional Association for Georgia Educators (PAGE),  as a member of the Board of Directors and Chairman of the Finance Committee for the Frazier Center (Rehabilitation and Education for Disabled Adults and Children), and as a Director of the Decatur/DeKalb YMCA.  Mr. Proctor’s business experience, leadership abilities and management expertise were factors considered in connection with his nomination for re-election to the Board.

Wendell S. Reilly. Mr. Reilly is the Chairman of Berman Capital Advisors and Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company.  He is also a General Partner of Peachtree Equity Partners II.  Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television stations.  Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company. He is also on the Board of Trustees of Emory University and The Carter Center. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.  Mr. Reilly’s business background and experience, including years of service with The Lamar Corporation, a publicly-traded company in which the families of the founders hold significant ownership interests, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure, financing and acquisition structure.  Mr. Reilly’s contributions as Chairman of our Acquisition Committee and a member of our Nominating/Corporate Governance Committee were also taken into consideration in connection with his nomination for re-election to the Board.

Chilton D. Varner.  Ms. Varner has been a member of the law firm of King & Spalding in Atlanta, Georgia since 1976 and a partner since 1983. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 25 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. The author of many books and articles on areas of interest in her practice, she has also served as a member of the faculty of the Trial Academy of the International Association of Defense Counsel and regularly presents at bar association meetings around the country. She has been a Trustee of Emory University since 1995 and also serves on the Board of the Atlanta Symphony Orchestra and The Carter Center.  She served on the Board of Wesley Woods Geriatric Center from 1996 to 2007.  As a practicing attorney and partner of one of the nation’s premier law firms, and a counselor to businesses, their directors and management concerning risk and risk control, Ms. Varner brings a depth of experience and a wealth of unique and valuable perspectives to our Board. She chairs the Nominating/Corporate Governance Committee, serves as Lead Director of the Board and previously chaired the Compensation Committee, of which she continues to serve as a member.

Linda S. Downs. Ms. Downs was promoted to Chief Operating Officer in June 2012, and serves as a director and as an executive officer for several of our subsidiaries.  She also has served as Regional President since January 2011.  Prior to that, she held the titles of Senior Executive Vice President from 2010 to 2011, Executive Vice President for Leadership Development from 2006 to 2010, and Regional Executive Vice President from 2001 to 2006.  Ms. Downs oversees retail operations in Delaware, Florida, Minnesota, New Jersey, New York, Pennsylvania and Wisconsin.  Additionally, Ms. Downs is responsible for the Company’s Benefits Department.  Prior to undertaking her current duties, she founded and served as profit center leader of our Orlando, Florida retail office from 1980 to 1998.  Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board, the Downtown (Orlando) Women’s Executive Council and Presidential Advisory Board of Embry-Riddle Aeronautical University.

Charles H. Lydecker. Mr. Lydecker was promoted to President of the Retail Division in June 2012 and serves as director and as an executive officer for several of our subsidiaries.  He served as Regional President from 2011 to 2012 and as one of our Regional Executive Vice Presidents from 2002 to 2011.  From January 1999 until 2006, Mr. Lydecker served as profit center leader of our Daytona Beach, Florida retail office.  Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and as sales manager from 1995 to 1999 at the same location.  Mr. Lydecker is Chairman of The Florida Birth Related Neurological Injury Compensation Association (NICA), and he serves as a Director of Associated Industries of Florida, Gateway Banks of Florida and Stonewood Holdings, LLC (a Florida-based restaurant chain).  He previously served as Vice Chairman of the Florida Ethics Commission and Vice Chairman of the Florida Self-Insurers Guaranty Association.  He is also a member of the Board of Trustees of American University in Washington, D.C.  Mr. Lydecker is a Director of Associated Industries of Florida, and is a past Director and past Chairman of Futures Public Education Foundation, the United Way of Volusia/Flagler (FL) Counties, and Boy Scouts of America in Daytona Beach.  He has twice served as Chairman of the Daytona Beach/Halifax Area Chamber of Commerce.  Mr. Lydecker is also past Chairman of the Florida Housing Finance Corporation, past President of the Volusia/Flagler Chapter of the Florida Association of Independent Agents and a graduate of Leadership Florida.

C. Roy Bridges. Mr. Bridges has been one of our Regional Presidents since April 2010, and serves as director and as an executive officer for several of our subsidiaries.  He served as one of our Regional Executive Vice Presidents from 2001 to 2010.  From 1998 to 2011, Mr. Bridges oversaw retail operations in the west coast of Florida, and through the years since 1998, he has also had oversight responsibility for retail and wholesale brokerage profit centers in Arkansas, Louisiana, Nevada, Oklahoma, Tennessee and Texas and, more recently, in California, Colorado, New Mexico, Oregon and Washington. Prior to undertaking his current duties, Mr. Bridges served as profit center leader of our Tampa, Florida retail office from 1998 to 2001, as profit center leader of our Fort Myers, Florida retail office from 1993 to 1998, and as profit center leader of our Brooksville, Florida retail office prior to that time.  He is a past Chairman of the CNA Florida Pacer program, and is a past Board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

J. Scott Penny.  Mr. Penny has been one of our Regional Presidents since July 2010 and our Chief Acquisitions Officer since January 2011 and serves as director and as an executive officer for several of our subsidiaries.  He served as Regional Executive Vice President from 2002 to July 2010.  Mr. Penny oversees retail operations in Illinois and Kentucky and is responsible for the oversight of Arrowhead General Insurance Agency, based in San Diego, California, and certain of its affiliates (“Arrowhead”).  Since 2010, Mr. Penny has also overseen the operations of Florida Intracoastal Underwriters, Limited Company and Axiom Re, LP in Florida and North Carolina. From 1999 until January 2003, Mr. Penny served as profit center leader of our Indianapolis, Indiana retail office.  Prior to that, Mr. Penny served as profit center leader of our Jacksonville, Florida retail office from 1997 to 1999.  From 1989 to 1997, Mr. Penny was employed as an account executive and marketing representative in our Daytona Beach, Florida office.

Anthony T. Strianese.  Mr. Strianese was promoted to Regional President in January 2012.  He served as Regional Executive Vice President from July 2007 to January 2012, and serves as director and as an executive officer for several of our subsidiaries. Mr. Strianese is responsible for our Wholesale Brokerage Division, including Peachtree Special Risk Brokers, LLC, Hull & Company, Inc, ECC Insurance Brokers, Inc., MacDuff Underwriters, Inc. and Decus Insurance Brokers Limited, which commenced operations in 2008 in London, England.  Additionally, Mr. Strianese is responsible for certain of our public entity operations located in Georgia, Texas and Virginia. Mr. Strianese joined Brown & Brown in January 2000 and helped form Peachtree Special Risk Brokers. Prior to joining us, he held leadership positions with The Home Insurance Company and Tri-City Brokers in New York City.

 Sam R. Boone, Jr.  Mr. Boone has been one of our Regional Executive Vice Presidents since January 2009, and serves as director and as an executive officer for several of our subsidiaries.  Mr. Boone is responsible for the Company’s Services Division and Public Entity operations in Colorado, Florida, Illinois, Indiana, Kentucky, Massachusetts, New Jersey and Washington.  Since 1992, Mr. Boone has served as the profit center leader of USIS, Inc., based in Orlando, Florida.  Mr. Boone joined our predecessor corporation, in 1987, and commenced work with USIS in 1990.

Kenneth R. Masters.  Mr. Masters was elected a Regional Executive Vice President in January 2007, and serves as director or as an executive officer for several of our subsidiaries.  Mr. Masters has been responsible for the acquisition and oversight of Program Division entities based in California, Florida, Indiana, Kansas, Michigan, Missouri, New Jersey, New York, Oklahoma and Pennsylvania. He served as President of Cal-Surance Associates, Inc., from 1999 until its acquisition by Brown & Brown of California, Inc., one of our subsidiaries, in 2002.  From 2002 to 2007, Mr. Masters served as Chief Executive Officer of the CalSurance division of Brown & Brown of California, Inc.  Prior to joining CalSurance in 1994, he served as a Senior Executive Vice President of Operations with Transamerica Insurance Company.

Chris L. Walker.    Mr. Chris Walker, who is not related to Cory T. Walker, was elected a Regional Executive Vice President in January 2012 when we acquired Arrowhead.  He serves as Chief Executive Officer of Arrowhead, and has oversight responsibility for Sigma Underwriting Managers.  Mr. Walker has been involved with Arrowhead’s business development strategies, product expansion, acquisitions and the overall operations and infrastructure since joining the organization in 2003.  Prior to that, he served as Vice Chairman of Aon Re.  Mr. Walker’s insurance career began with the reinsurance intermediary E.W. Blanch Co., where he ultimately served as Chairman and CEO of E.W. Blanch Holdings.  He previously served as Chairman of the Brokers and Reinsurance Markets Association.

Cory T. Walker. Mr. Cory Walker has served as Senior Vice President, Treasurer and Chief Financial Officer since April 2004.  Prior to that time, he served as our Vice President, Treasurer and Chief Financial Officer from 2000 to 2004.  Mr. Walker also serves as an executive officer for a number of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. From 1995 to 2000, Mr. Walker served as profit center leader of our Oakland, California retail office. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

Robert W. Lloyd.  On January 1, 2009, Mr. Lloyd was named Vice President and General Counsel.  Prior to that time, Mr. Lloyd had served as Vice President and Chief Litigation Officer since October 2006 and as Assistant General Counsel since 2001.   Prior to that, he worked as sales manager and marketing manager, respectively, in our Daytona Beach, Florida retail office.  Before joining us, Mr. Lloyd practiced law with the law firm of Cobb & Cole, P.A. in Daytona Beach, Florida.

Laurel L. Grammig. Ms. Grammig was named Chief Compliance & Regulatory Officer in 2012, and has been our Vice President and Corporate Secretary since 1994.  She was Chief Corporate Counsel from 2009 to 2012, and from 1994 until 2009, she served as our General Counsel.  Ms. Grammig serves as an executive officer for a number of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Richard A. Freebourn, Sr.  Mr. Freebourn has served as Vice President, Internal Operations since 2004 after serving as Director, Internal Operations since 2002.  He has been responsible for Acquisition Due Diligence from 2002 through the present.  From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Leader of our Indianapolis, Indiana retail profit center.  Mr. Freebourn has been employed by us since 1984.  He originally joined Brown & Brown Insurance as part of an acquisition in Fort Myers, Florida, where he was the Accounting Leader and eventually the Personal Lines and Operations Leader through 1997.

Board and Board Committee Matters

During 2012, our Board of Directors held four regular meetings and five telephonic special meetings.  Each incumbent director serving during 2012 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member.  The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders’ Meeting.  All members of the Board attended the 2012 Annual Shareholders’ Meeting.  The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board.  The executive sessions are presided over by the Lead Director, Chilton D. Varner.

The NYSE has adopted listing standards relating to director independence that require that directors satisfy certain “bright line” criteria to be deemed “independent,” as that term is defined in the NYSE listing standards.  The Board has applied these standards in affirmatively determining that certain of the Company’s directors have no material relationship with the Company that would impair such directors’ independence, as explained more fully below.  As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

The Board has considered the independence in light of NYSE standards applied to each director nominee and to such nominees’ immediate family members, and has affirmatively determined that the following ten of the twelve director nominees have no material relationship with us (other than, in the case of those director nominees who currently serve on our Board of Directors, service as a director), and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Theodore J. Hoepner; James S. Hunt; Toni Jennings; Timothy R.M. Main; H. Palmer Proctor, Jr.; Wendell S. Reilly; and Chilton D. Varner.  Among other things, the Board considered the relationships described below in “Certain Relationships and Related Transactions.”  In each case, the Board considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.  In the case of Messrs. Currey and Hoepner, the Board considered the fact that these two directors are investors in a bank holding company in which Messrs. Hyatt Brown and Powell Brown also are investors, in which the Company maintains a checking account that is non-interest-bearing, and therefore fully insured by the FDIC in which a balance of approximately $3 million was maintained by the Company in 2012 and for which a subsidiary of the Company provides insurance services and concluded that the investment, which in the aggregate comprised less than five percent of the outstanding stock of the bank holding company, was not material.

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Corporate Secretary at 655 North Franklin Street, Suite 1900, Tampa, Florida 33602.  The current members of the Audit Committee are Theodore J. Hoepner (Chair), Hugh M. Brown, Bradley Currey, Jr., Toni Jennings and H. Palmer Proctor, Jr., each of whom is independent as defined in the NYSE listing standards.  The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent registered public accountants, to meet with our independent registered public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee held four regular meetings and two special telephonic meetings during 2012, and includes at least one audit committee financial expert, Bradley Currey, Jr., among its members.

The Compensation Committee currently consists of Samuel P. Bell (Chair), Theodore J. Hoepner, Toni Jennings and Chilton D. Varner, each of whom is independent as defined in the NYSE listing standards.  The Compensation Committee sets the base salary levels and bonuses for our Chief Executive Officer, and determines the salary levels and bonuses for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Board Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”  The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our Performance Stock Plan, which was suspended in April 2010, our 2000 Incentive Stock Option Plan (“ISO Plan”), which expired December 31, 2008, and our 2010 Stock Incentive Plan (“SIP”).  The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.  The Compensation Committee held four regular meetings and two special telephonic meetings in 2012.

The Nominating/Corporate Governance Committee currently consists of Chilton D. Varner (Chair),  Hugh M. Brown, Bradley Currey, Jr. and Wendell S. Reilly, each of whom is independent as defined in the NYSE listing standards.  This Committee’s duties include responsibilities associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders’ Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.  The Nominating/Corporate Governance Committee held four regular meetings and one special meeting in 2012.

The Nominating/Corporate Governance Committee will consider director nominations that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals.  See “Proposals of Shareholders” below.  Such proposals must contain all information with respect to such proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.  The Nominating/Corporate Governance Committee has not established “minimum qualifications” for director nominees, because it is the view of the Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.  The Nominating/Corporate Governance Committee will evaluate director candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background,  professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs.  With respect to diversity, while no formal policy has been proposed or adopted, heterogeneity of points of view, background, experience, credentials, gender and ethnicity is considered desirable, and characterizes the current composition of our Board.

The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates.  The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Nominating/Corporate Governance Committee has nominated those twelve (12) persons named in “Proposal 1 - Election of Directors” below to stand for election to the Board of Directors at the 2013 Annual Shareholders’ Meeting.

Majority Voting for Directors

In February 2012, the Board amended our Bylaws to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast with respect to such director’s election, and no successor has been elected at the meeting, such director shall promptly tender his or her conditional resignation following certification of the vote. The Nominating/Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept such offer, and the Board will endeavor to act on the recommendation within 90 days. Thereafter, the Board will promptly disclose its decision concerning whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the offer) in a Report on Form 8-K or a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until such director’s earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at the Meeting is an uncontested election and thus the majority voting standard applies.

Board Leadership

Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined.  The Board makes this decision based on its evaluation of the circumstances and the specific needs of the Company. Since the retirement of Mr. Hyatt Brown from the position of Chief Executive Officer in 2009, the roles of Chairman and Chief Executive Officer have been separated.  Apart from Mr. Hyatt Brown’s temporary service as acting President and Chief Executive Officer from January 2012 to April 2012 for the duration of Mr. Powell Brown’s temporary leave of absence, Mr. Hyatt Brown continues to serve as Chairman of the Board, while Mr. Powell Brown serves as Chief Executive Officer.

We believe that our leadership structure (as effective prior to and following the conclusion of Mr. Powell Brown’s temporary leave of absence) is desirable because it allows Mr. Powell Brown to focus his efforts on running our business and managing the Company in the best interests of our shareholders, while we continue  to realize the benefits of Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability.

Risk Oversight

Our business involves assisting our clients with issues related to risk, and we believe that the insight gained from this activity helps us to more effectively manage our risks.  Our leadership is aware that risks are associated with all enterprises, and that varying degrees of risk are acceptable, and indeed desirable, in different endeavors.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

At the committee level, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of any significant deficiencies or material weaknesses in internal controls. Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. Our Nominating/Corporate Governance Committee considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Further, we have several departments that meet regularly to discuss current and potential risks as they arise or may arise within their functional areas.  Our Financial Operations Review Team, which is responsible for the performance of the internal audit function, and our Insurance Operations Review Team, which is responsible for the day-to-day monitoring of our operational internal controls, regularly assess risks and potential risks associated with our operations.  These departments report to our Audit Committee on a quarterly basis, unless more frequent reports are necessary.

Additionally, our independent registered public accountants regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Also, for the past several years, the Chief Executive Officer has annually made a detailed presentation to our Board of Directors about risks associated with our business.  This presentation includes extensive discussion, analysis and categorization of risks with respect to likelihood of occurrence, severity and frequency, as well as consideration of mitigating factors that contribute to lessening the potential adverse consequences associated with such risks (which can never, in any business, be fully eliminated).  This presentation is prepared with input from the Company’s executive officers, including those officers with regional operational responsibilities.

We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk taking.  We further believe that the Board’s approach to risk oversight, as described above, optimizes its ability to assess the various risks, make informed decisions, and approach emerging risks in a proactive manner for the Company.  We do not believe that our compensation policies and principles are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com), and each of which is available in print to any shareholder who requests a copy by writing our Corporate Secretary at 655 North Franklin Street, Suite 1900, Tampa, Florida 33602.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, or with non-management directors as a group or with the Lead Director of the non-management directors, Chilton D. Varner, by sending correspondence to our Corporate Secretary at 655 North Franklin Street, Suite 1900, Tampa, Florida 33602, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees.  Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board Committees.

Compensation of Directors

During 2012, directors who are not employees of ours were paid $17,500 for attendance at each regular quarterly Board meeting attended in person, $2,000 for attendance at the annual Board “retreat,” $1,500 for attendance at each special Board meeting and $1,500 for each committee meeting attended if such meeting occurred other than in conjunction with regularly scheduled quarterly Board meetings. In addition, the Chair of the Audit Committee is paid $4,000 in January of each year and the Chairpersons of the Compensation and Nominating/Corporate Governance Committees each receive $2,000 in January of each year for services associated with those offices. Each director who is not an employee of ours also receives in January of each year $32,000 worth of shares of our common stock, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee, as additional compensation for such director’s services.  In December 2012, the Compensation Committee of the Board of Directors decided for tax reasons to award in December 2012 those grants that otherwise would have been awarded in January 2013.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is an employee of ours receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation earned by directors who are not Named Executive Officers during 2012:

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Samuel P. Bell, III	81,500	63,980	145,480
Hugh M. Brown	79,500	63,980	143,480
Bradley Currey, Jr.	79,500	63,980	143,480
Theodore J. Hoepner	83,500	63,980	147,480
Toni Jennings	79,500	63,980	143,480
Timothy R.M. Main	79,500	63,980	143,480
H. Palmer Proctor, Jr.	19,000	31,992	50,992
Wendell S. Reilly	81,500	63,980	145,480
John R. Riedman(1)	79,500	63,980	143,480
Chilton D. Varner	81,500	63,980	145,480

(1)      Mr. Riedman did not seek election to the Board in May 2013 and therefore will cease being a director at that time.

Related Party Transactions Policy

Our Board of Directors adopted a written policy governing the approval of related party transactions following our 2007 fiscal year.  “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest.  “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.  Under our Related Party Transactions Policy (the “Policy”), our Chief Compliance & Regulatory Officer (or our Chief Executive Officer if the related party is the Chief Compliance & Regulatory Officer or an immediate family member of the Chief Compliance & Regulatory Officer) will review potential Related Party Transactions to determine if they are subject to the Policy.  If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification.  If, however, the Chief Compliance & Regulatory Officer determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction).  In determining whether to approve or ratify a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally.  The Nominating/Corporate Governance Committee has authority to administer the Policy and to amend it as appropriate from time to time.

Certain Relationships and Related Transactions

John R. Riedman, one of our current directors, is Chairman of, and holds an equity interest greater than ten percent (10%) in, Riedman Corporation, the landlord under a lease agreement with one of our subsidiaries, as tenant, with respect to office space in Rochester, New York.  The lease provides for payment of annual rent of $272,496 for a five-year period commencing January 1, 2011.  Mr. Riedman is not standing for re-election to the Board.

P. Barrett Brown, who is the son of Mr. Hyatt Brown and the brother of Mr. Powell Brown, serves as executive vice president and profit center leader of the Tampa, Florida office of Brown & Brown of Florida, Inc., and is responsible for oversight of four other central Florida-based offices of this subsidiary.  He received compensation of $454,596 for services rendered to that subsidiary in 2012.  Carrie Brown, who is married to P. Barrett Brown, is employed by us as Corporate Counsel and received compensation of $203,822 for services rendered in 2012.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., is employed by us as profit center leader and Executive Vice President of the Norfolk, Virginia office of Brown & Brown Insurance Agency of Virginia, Inc., one of our subsidiaries, and received compensation of $216,264 for services rendered to that subsidiary in 2012.

Hugh M. Brown is a member of the Advisory Board of Directors of SunTrust Bank of Orlando, Toni Jennings is a director of SunTrust Bank/Central Florida, and Robert W. Lloyd is a director of SunTrust Bank/East Central Florida.  We have a $100 million term loan and a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million).  SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made.  We expect to continue to use SunTrust during 2013 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust, and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust.  Payments made to, and received from, SunTrust in 2012 totaled less than one percent (1.0%) of our or SunTrust’s total consolidated revenues.

For additional information concerning transactions with related persons, see “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of such reports and written representations from reporting persons, we believe that during 2012, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements, except that in one instance, due to an oversight, Anthony Strianese, Regional President, was late in reporting a transaction effective December 26, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Our overall compensation philosophy is as follows:

●	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;
●	Reinforce strategic performance objectives through the use of incentive compensation programs; and
●	Create a mutuality of interest between our executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making.

Our compensation system is designed to drive results and has traditionally been tied to increases in net income, pre-tax earnings, and our stock price.  We seek to provide an executive compensation package that is driven by our overall financial performance, increases in shareholder value, the success of the business units directly impacted by the executive’s performance, and the performance of the individual executive.

We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. Our executive compensation program includes both short and long-term compensation, with an emphasis on compensation that is tied to corporate and stock price performance. In the case of PSP and SIP, stock price appreciation and growth in our earnings per share are fundamental to the realization of a compensation benefit.  By emphasizing longer performance measurement periods by using long-term incentives, we believe we align our executives’ interests with our shareholders’ interests and create an effective retention measure.

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2012 (collectively, the “Named Executive Officers”). As discussed elsewhere in this proxy statement and reflected in the below compensation tables, Mr. Hyatt Brown temporarily served as our principal executive officer in 2012.  For this reason, consistent with applicable SEC rules, the amount of Mr. Hyatt Brown’s 2012 compensation is included in the below compensation tables; however, the below narrative discussion does not address Mr. Hyatt Brown’s compensation because he was not paid any additional amounts for his temporary service as acting Chief Executive Officer, and because his temporary service was a one-time event that is not regularly considered as part of our compensation practices.  Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Base Compensation. Base salaries are designed to provide competitive levels of compensation to our executives, based on scope of responsibility and duties. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. Base salaries remained unchanged for the Named Executive Officers in 2012 in recognition of the adverse economic and insurance market conditions reflected in the Company’s results for 2011.  For additional information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

Annual Non-Equity Incentives and Bonuses. In 2012, short-term compensation for Named Executive Officers primarily consisted of a non-equity annual incentive compensation element.  Each Named Executive Officer had an opportunity to earn a non-equity incentive compensation amount for 2012 based on objective performance criteria such as the earnings performance of the Company as a whole and, in the case of those executive officers with regional operational responsibilities such as Messrs. Bridges, Strianese and Chris Walker, the performance of the region for which such executive officer was responsible.

With respect to 2012 non-equity incentives and bonuses for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, after consideration, discussion and review, accepted without modification the recommendations of the Chief Executive Officer, which recommendations were the expected result of the application of the compensation system and formulas established and reviewed with the Compensation Committee and with these officers during 2012.  The 2012 non-equity incentive and bonus for Mr. Powell Brown, Chief Executive Officer, were determined by the Compensation Committee.  For additional information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

While not exercised in 2012, the Compensation Committee expressly reserves the right, in its sole discretion, to reduce the annual non-equity incentive for any Named Executive Officer or to pay no annual non-equity incentive at all, if the Company’s performance is unexpectedly poor or if the intended recipient commits acts of malfeasance.

In December 2012, the Compensation Committee decided for tax reasons to pay in December 2012 approximately ninety percent (90%) of the amount it expected to pay in January 2013 for annual non-equity incentives and bonuses.

2012 Annual Non-Equity Incentives for Messrs. Powell Brown and Cory Walker

For Messrs. Powell Brown and Cory Walker, whose responsibilities are not tied to a particular region, but rather encompass the Company as a whole, the 2012 non-equity incentive amount was determined by the change in earnings per share in 2012 from 2011, without regard for change in acquisition earn-out payables.  The non-equity incentive amount for Messrs. Powell Brown and Cory Walker was calculated based on the following formula: [base bonus] times [100% plus the percentage change in earnings per share, without regard for change in acquisition earn-out payables].

The base bonus amounts for purposes of this calculation were: in the case of Mr. Powell Brown, $1,200,000; and for Mr. Cory Walker, $325,000.  Our earnings per share in 2012 after adjustment to exclude change in acquisition earn-out payables equaled $1.27, which represented an increase of 13.39% over 2011.  As a result, the 2012 non-equity incentive amounts were: for Mr. Powell Brown, $1,360,714; and for Mr. Cory Walker, $368,527.

2012 Annual Non-Equity Incentives for Messrs. Bridges and Strianese

For Messrs. Bridges and Strianese, as for most of our other executive officers with regional operational responsibilities, the 2012 non-equity incentive amount consisted of two components, which are outlined in detail below.

●
The first component, which affected 40% of the 2012 non-equity incentive amount, was determined by the change in earnings per share in 2012 from 2011, without regard for change in acquisition earn-out payables.  The first component was calculated based on the following formula: [40%] times [base bonus] times [100% plus the percentage change in earnings per share without regard for change in acquisition earn-out payables].  The base bonus amounts for these individuals were: for Mr. Bridges, $680,000 and for Mr. Strianese, $675,000.  As a result, the first component of the 2012 non-equity incentive amounts was: for Mr. Bridges, $308,429 and for Mr. Strianese, $306,161.

●
The second component, which affected 60% of the 2012 non-equity incentive amount, was determined by the change in pre-tax growth of individual regions.  The second component was calculated based on the following formula: [60%] times [base bonus] times [100% plus (percentage increase in pre-tax growth for the regions for which each of Mr. Bridges and Mr. Strianese were responsible in 2012 over 2011)], subject to a cap of 125% of 60% of the base bonus amount.  As discussed above, the base bonus amounts for these individuals were: for Mr. Bridges, $680,000 and for Mr. Strianese, $675,000.  In 2012, Mr. Bridges’ region experienced an increase of 15.03%, and Mr. Strianese’s region experienced an increase of 23.08% in pre-tax growth (after adjustment for gains or losses on sales of books of business and sales of fixed assets, changes in acquisition earn-out liabilities and certain regional expenses).  As a result, the second component of the 2012 non-equity incentive amounts was: for Mr. Bridges, $469,332 and for Mr. Strianese, $498,473.

After application of these formulas, the total non-equity incentive amounts representing the sum of the two components described above were: for Mr. Bridges, $777,761 and for Mr. Strianese, $804,634.

2012 Annual Non-Equity Incentive for Mr. Chris Walker

The Employment Agreement entered into between Mr. Chris Walker and the Company when he joined the Company on January 9, 2012 provides that Mr. Walker will participate in the bonus program in effect for the Company’s executive officers.   Because it was Mr. Chris Walker’s first year with the Company, as Arrowhead was acquired during 2012 and was not part of the Company for 2011 or for a portion of the 2012 calendar year, the 2011 comparative data utilized in the calculation of non-equity incentives for other executive officers with regional operational responsibilities was not available in the same form as for those officers.   Thus, a maximum of $650,000 was budgeted for 2012 bonus purposes for Mr. Walker, subject to adjustment based on the performance of Mr. Walker and Arrowhead in 2012 and subject to reduction or elimination, in the sole discretion of the Compensation Committee, in the event of the occurrence of certain unexpected circumstances related to the performance of Arrowhead, the Company or Mr. Walker.  This budgeted maximum was and is believed to be a reasonable approximation of the amount that would have been yielded by application of the formula described above based on a base bonus of $600,000 for Mr. Walker and assuming performance by Mr. Walker and Arrowhead within expected parameters.  Ultimately, Mr. Walker received a non-equity incentive amount of $650,000 for 2012 based on his performance and the performance of Arrowhead in 2012.

2012 Discretionary Bonuses

Each of the Named Executive Officers eligible for the non-equity incentives described above, was also eligible to receive an additional discretionary bonus upon such terms and conditions as might be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, or, in the case of the Chief Executive Officer, as might be determined by the Compensation Committee.  Such an additional discretionary bonus was approved for Mr. Strianese for 2012 in the amount of $16,366 in recognition of exceptional performance, including the assumption of responsibility for oversight of the entire Wholesale Brokerage Division.

The 2012 non-equity incentive payouts and discretionary bonuses are also shown in the Summary Compensation Table on page 24 under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as applicable.

Long-Term Compensation: Performance Stock Plan, 2000 Incentive Stock Option Plan, and 2010 Stock Incentive Plan. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision-making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the Named Executive Officers through the SIP, and, until its suspension in April 2010, through the PSP. The Compensation Committee administers our SIP, PSP and our ISO Plan, and may grant shares of performance stock under the SIP and, until April of 2010, under the PSP, to key employees based upon compensation levels, sales production levels and performance evaluations. In 2012, no grants of stock pursuant to the SIP were made to any of the Named Executive Officers, with the exception of Mr. Chris Walker.  The grant to Mr. Chris Walker is described more fully below.

In 2010, the Company adopted, and the shareholders approved, the SIP, including a sub-plan currently applicable only to Decus Insurance Brokers Limited, which, together with its parent company, Decus Holdings (UK) Limited, is our only foreign subsidiary.  Prior to the SIP’s adoption, the only equity incentive plan under which grants could be made was the PSP.  The SIP enables the Compensation Committee to make grants of options and stock appreciation rights as well as performance-based and time-based restricted stock, including grants with vesting conditions identical to those associated with past PSP grants. Following the approval of the SIP by the shareholders of the Company, the PSP was suspended (prior grants under the PSP would remain outstanding for the duration of their terms) and the number of shares available for issuance under the SIP became that number of shares that shareholders had previously approved for future issuance under the PSP, plus any granted PSP or SIP shares that are forfeited in the future.

Grants of stock under our SIP, and previously our PSP, are intended to provide an incentive for key employees to achieve our long-range performance goals by providing incentives to remain with us for a significant period after the grant date and by tying the vesting of the grant to appreciation of our stock price, in the case of the PSP and some SIP grants, or to increases in our earnings per share at specified rates over a five-year measurement period, in the case of other SIP grants, or to improvement in the earnings before interest, taxes, depreciation or amortization (EBITDA) of a newly-acquired entity of which the recipient is a key employee, in the case of other SIP grants.

Slight Acceleration in Vesting of PSP Shares Granted in 1998.  In June 1998, PSP grants were made to certain key employees, including certain of the Named Executive Officers.  Under the terms of these grants, the second condition of vesting is continued employment with us for a period of fifteen (15) years following the date of grant or, if earlier, until the attainment of age 64, disability or death.  As a result, the June 1998 PSP grants were scheduled to vest on June 14, 2013.  In November 2012, the Compensation Committee decided for tax reasons to accelerate the vesting of these awards by a period of just over six months, to December 6, 2012.

January 2012 SIP Grant.  In connection with the acquisition of Arrowhead  in January 2012, Mr. Chris Walker received a stock grant under our SIP that includes two conditions of vesting.  The first condition is a performance condition based on an increase in Arrowhead’s EBITDA over a three-year performance measurement period ending January 31, 2015.  If Arrowhead’s EBITDA as measured at the conclusion of the performance measurement period equals or exceeds $158 million, the first condition of vesting is met with respect to all of the shares granted. If Arrowhead’s EBITDA is less than $158 million, but greater than $148 million at that time, a commensurately reduced number of the shares granted will meet the first condition of vesting.  In the event that Arrowhead’s EBITDA is less than $148 million at the conclusion of the performance measurement period, all of the shares granted are forfeited.    Once the first condition of vesting is met, the grantee is entitled to receive dividends on and to vote the shares that have satisfied that condition.

The second condition of vesting for the SIP grant to Mr. Chris Walker is continued employment with us until the first anniversary of the last day of the performance measurement period, that is, until January 31, 2016.  If Mr. Chris Walker’s employment with us terminates for any reason other than disability, death or termination for good reason, as defined in his employment agreement, before the vesting date, all shares granted will be forfeited.  If and when the second condition of vesting is met on the indicated date, the vested shares will be delivered, and the market value of such shares as of the vesting date will be taxed as ordinary income to Mr. Chris Walker.

CEO Compensation. With respect to the salary and non-equity incentive and bonus of Mr. Powell Brown, the Compensation Committee considered issues associated with the performance of the Chief Executive Officer and the general operating performance of the Company. The performance criteria examined by the Committee in each case included the annual Board evaluations of the performance of the Chief Executive Officer, which were completed with respect to Mr. Powell Brown for 2012, the performance of the Company as reflected in the increase in earnings per share in 2012 over 2011, without regard to the effect of change in acquisition earn-out payables, and the salary levels and other compensation of chief executive officers in companies competitive with the Company.  For 2012, the Committee also considered publicly available information concerning the compensation of chief executive officers of four other publicly-held insurance brokers, Aon Corporation, Arthur J. Gallagher & Co., Marsh & McLennan Companies and Willis Group Holdings Limited, taking into account the differences in size of the peer companies as compared with the Company.

Mr. Powell Brown’s salary of $565,000 on an annualized basis, remained unchanged in 2011 and 2012, and his base bonus amount likewise remained unchanged for 2012.  The 2012 non-equity incentive amount for Mr. Powell Brown, which totaled $1,360,715, was calculated as described in the section labeled “Annual Non-Equity Incentives and Bonuses” above.

The Committee reported the salary amount approved for Mr. Powell Brown to the full Board of Directors (excluding Mr. Hyatt Brown and Mr. Powell Brown) in January 2012, and the 2012 non-equity incentive amount in January 2013.

Other Compensation.  As appropriate, and in the reasonable discretion of the Chief Executive Officer, certain golf or social club membership dues and certain stadium suite fees, or portions thereof, related to sporting events, paid by the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company or paid on behalf of the Named Executive Officer. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance for each of the Named Executive Officers. Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching and profit-sharing contributions made by the Company to the 401(k) accounts of participants in the qualified 401(k) Plan sponsored by the Company; (b) to participate in the Company’s Employee Stock Purchase Plan; (c) to participate in group medical, dental and other benefit plans subscribed to by the Company and its subsidiaries; and (d) to the extent permitted by applicable law, for reimbursement of any amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such employees.  Additionally, the Named Executive Officers receive dividends on PSP and, in the case of Mr. Powell Brown, SIP stock granted to them that has met the first (stock price) condition of vesting.

We offer a qualified 401(k) Plan to provide a tax-advantaged savings vehicle. We make matching contributions of two and one-half percent (2.5%) of contributions made by each participant to the 401(k) Plan to encourage employees to save money for their retirement. Additionally, in January of each year, the Board considers a discretionary profit-sharing distribution to 401(k) Plan participants and in January 2012, as in each year for at least the preceding nineteen (19) years, such a distribution, in an amount equaling one and one-half percent (1.5%) of compensation as reflected on each participant’s Wage and Tax Statement on Form W-2, was approved.  These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain key employees.

Policy on Tax Deductibility.  The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, including the potential impact of Section 162(m). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding one million dollars in any taxable year for any of the Named Executive Officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards.  Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation.  Our general policy is to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”), issued by the Financial Accounting Standards Board (“FASB”). The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Payments Upon Termination or Change in Control.  None of the Named Executive Officers’ employment agreements include change in control provisions.

The PSP, the SIP and the ISO Plan include change in control provisions. The PSP provides that all granted PSP stock shall become fully vested and non-forfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and non-forfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to such “gross-up” payment. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP, and excluding the triggering events described above), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its sole and absolute discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP.  The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its sole and absolute discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2012, please see the table titled “Potential Payments Upon Termination or Change in Control - 2012” below.

The ISO Plan (which expired in 2008) and the SIP provide that all participants, which includes all of the Named Executive Officers, shall be deemed to have vested one hundred percent (100%) in all options or, in the case of the SIP, unvested restricted stock grants or stock appreciation rights granted under that plan in the event of such participant’s involuntary or constructive termination of service with us (other than for specified causes, as set forth in the ISO Plan or SIP) within twelve (12) months after a “Transfer of Control” as defined in the ISO Plan and the SIP.  For information concerning the value of the vested options that each of the Named Executive Officers would have under the ISO Plan in the event that termination of employment after “Transfer of Control” had occurred on the last business day of 2012, please see the table titled “Potential Payments Upon Termination or Change in Control - 2012” below.

In addition, Mr. Chris Walker’s employment agreement includes a termination provision.  If, during the term (the three-year period beginning on January 9, 2012) of his agreement, (i) we terminate his employment other than for cause (as defined in the agreement), (ii) he terminates his employment for good reason (as defined in the agreement) or (iii) his employment terminates due to his death or permanent disability, we will pay to Mr. Walker, for the remainder of the term, compensation (base salary and annual bonus, if any) at an annualized rate equal to the total amount of compensation he received during the twelve (12)-month period before the termination of his employment, provided that Mr. Walker satisfies certain remaining obligations under the agreement.  For information concerning the value of the termination payment that Mr. Walker would have received in the event that his employment terminated, other than for cause, resignation for good reason or death or permanent disability, on the last business day of 2012, please see the table titled “Potential Payments Upon Termination or Change in Control - 2012” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL - 2012

		Before Change in
		Control
		Termination	After Change in
		w/o Cause	Control
		Resignation for	Termination
		Good Reason or	w/o Cause or
		Death or	Resignation	Voluntary			Change in
Name	Benefit	Disability($)	for Good Reason($)	Termination($)	Death($)	Disability($)	Control($)(2)

J. Hyatt Brown	ISO(1)	-	-	-	-	-	-
	PSP(1)	-	-	-	-	-	-
	SIP(1)	-	-	-	-	-	-

J. Powell Brown	ISO(1)	-	732,900	-	-	-	-
	PSP(1)	-	-	-	2,534,594	2,534,594	3,962,538
	SIP(1)	-	-	-	6,277,570	6,277,570	9,804,460

Cory T. Walker	ISO(1)	-	418,800	-	-	-	-
	PSP(1)	-	-	-	2,565,197	2,565,197	4,010,302
	SIP(1)	-	-	-	797,636	797,636	1,215,548

C. Roy Bridges	ISO(1)	-	544,440	-	-	-	-
	PSP(1)	-	-	-	2,586,176	2,586,176	4,043,045
	SIP(1)	-	-	-	-	-	-

Anthony T. Strianese	ISO(1)	-	418,800	-	-	-	-
	PSP(1)	-	-	-	2,309,324	2,309,324	3,610,943
	SIP(1)	-	-	-	1,276,233	1,276,233	1,998,527

	Employment
Chris T. Walker	Agreement	1,088,524	1,088,524	-	1,088,524	1,088,524	-
	ISO(1)	-	-	-	-	-	-
	PSP(1)	-	-	-	-	-	-
	SIP(1)	-	-	-	1,250,290	1,250,290	1,958,035

(1)
All figures shown for the value of stock granted under the PSP, SIP and the ISO Plan that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2012, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $25.46, the closing market price as of that date. For more detailed information concerning the change in control provisions of the PSP, the ISO Plan and the SIP, please see the section titled “Compensation Discussion and Analysis - Payments in the Event of Change in Control” above.

(2)	The figures shown in this column represent amounts that would be paid pursuant to the terms of the PSP and the SIP in the event of a change in control as defined in the PSP and the SIP.

Consideration of Last Year’s “Say-On-Pay” Vote.  As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provided our shareholders with the opportunity to vote at our April 2012 annual meeting to approve, on a nonbinding, advisory basis, the compensation of our fiscal year 2011 named executive officers.  Our shareholders voted to approve this compensation by a significant margin.

When we developed our 2012 compensation policies in January 2012, last year’s “say-on-pay” vote had not yet occurred.  As a result, while we generally attempt to consider shareholder views when we determine our compensation policies and decisions, we could not consider the results of the April 2012 vote in determining our January 2012 executive compensation decisions and policies.  We did, however, consider the results of the April 2012 vote in determining our January 2013 executive compensation decisions and policies.  Because of, among other things (including, but not limited to, currently applicable regulatory requirements, market considerations, and company and individual performance), the favorable April 2012 “say-on-pay” vote, we continued many of our January 2011 and 2012 executive compensation policies in January 2013.

 If we were to receive a negative “say-on-pay” vote, we could potentially consider exercising our discretion where appropriate and feasible to adjust previously-granted awards in consideration of such a negative “say-on-pay” vote.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Named Executive Officers as well as by Mr. Hyatt Brown for services rendered to us in such capacity for the years ended December 31, 2012, 2011 and 2010, except in the case of (a) Messrs. Hyatt Brown and Chris Walker, who were not named executive officers in 2011 or 2010, for the years ended December 31, 2011 and 2010; (b) Mr. Bridges, who was not a named executive officer in 2011, for the year ended December 31, 2011, and (c) Mr. Strianese, who was not a named executive officer in 2010, for the year ended December 31, 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen- sation($)	All Other Compensation ($)(2)	Total ($)

J. Hyatt Brown	2012	180,000	-	-	-	34,324	214,234
Chairman and acting
Chief Executive Officer
and President (3)

J. Powell Brown	2012	565,000	-	-	1,360,715	53,822	1,979,537
Chief Executive Officer	2011	565,000	-	1,425,052	1,200,000	50,302	3,240,354
and President	2010	565,000	-	-	1,179,744	35,520	1,780,264

Cory T. Walker	2012	260,000	-	-	368,527	45,969	674,496
Chief Financial Officer	2011	237,538	-	750,016	325,000	45,367	1,357,921
Sr. Vice President and	2010	237,538	-	-	337,037	71,290	645,865
Treasurer

C. Roy Bridges	2012	350,000	-	-	777,761	85,576	1,213,337
Regional President	2010	394,215	100,000	-	671,202	92,983	1,258,400

Anthony T. Strianese	2012	350,000	16,366	-	804,634	42,287	1,213,287
Regional President	2011	332,615	-	1,200,040	718,750	33,538	2,284,943

Chris T. Walker	2012	438,524	-	1,100,019	650,000	20,200	2,208,743
Regional Executive Vice
President

(1)
Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ASC Topic 718 (formerly “SFAS 123(R)”) with respect to stock granted under the SIP to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes.  The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at 2011 Fiscal Year-End” tables for information with respect to stock granted under the SIP and PSP prior to 2012.  The indicated grant date fair value amounts assume that the highest level of performance, a CAGR of our EPS equaling or exceeding 10% as measured at the conclusion of the performance period, will be achieved.

(2)	These dollar amounts include the items identified in the table titled “All Other Compensation Table - 2012” below.
(3)
From January 2012 until April 2012, Mr. Hyatt Brown served as acting President and Chief Executive Officer during the temporary leave of absence of J. Powell Brown, our President and Chief Executive Officer.

ALL OTHER COMPENSATION TABLE - 2012

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Cash Dividends ($)(3)	Total ($)

J. Hyatt Brown	2012	7,300	19,824	7,200	-	34,324

J. Powell Brown	2012	-	-	10,000	43,822	53,822
	2011	-	-	9,800	40,502	50,302
	2010	5,054	-	9,800	20,666	35,520

Cory T. Walker	2012	(171)	2,227	10,000	33,913	45,969
	2011	2,416	2,557	9,800	30,594	45,367
	2010	3,484	2,698	9,800	55,308	71,290

C. Roy Bridges	2012	26,515	2,692	10,000	46,369	85,576
	2010	14,750	1,843	9,800	66,590	92,983

Anthony T. Strianese	2012	8,835	-	10,000	23,452	42,287
	2011	2,252	-	9,800	21,486	33,538
				-
Chris T. Walker	2012	16,450	-	3,750	-	20,200

(1)
These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance and reimbursement of certain club membership dues and stadium suite fees. For additional information, please see “Compensation Discussion and Analysis - Other Compensation.”

(2)	These amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries.
(3)	These amounts represent cash dividends paid on granted PSP and, in the case of Mr. Powell Brown, SIP shares that have met the first condition of vesting.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table provides information about the range of possible annual incentive cash payouts in respect of 2012 performance, the range of shares that may be earned in respect of the stock grant made to a Named Executive Officer under our SIP in 2012 and the grant date fair value of these stock grants computed under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”).

	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair
Name	Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)	Value of Stock Awards ($)(5)

J. Hyatt Brown	-	-	-	-	-	-	-

J. Powell Brown	-	1,200,000	1,380,000	-	-	-	-

Cory T. Walker	-	325,000	373,750	-	-	-	-

C. Roy Bridges	-	680,000	-	-	-	-	-

Anthony T. Strianese	-	675,000	-	-	-	-	-

Chris T. Walker	-	600,000	650,000	-	49,108	49,108	1,100,019

(1)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this proxy statement.
(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of the stock award granted under our SIP in 2012.  For additional information related to the performance period, performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)
The possible annual incentive cash payouts do not have an established threshold.  For  this reason, no threshold number is indicated.  For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this proxy statement

(4)
Certain of the possible annual incentive cash payouts do not have an established maximum.  For  this reason, no maximum number is indicated in these instances.  For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this proxy statement.

(5)
The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the shares granted to Mr. Chris Walker under our SIP in 2012.  The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the grants.  In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions.  The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date.  The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by Mr. Walker.

Fiscal Year-End Option and Stock Award Values

The closing market price of our stock underlying the stock options granted under the ISO Plan was $25.46 per share as of December 31, 2012. The resulting difference between the year-end market price and the exercise price per share of $18.48 for options granted in 2008 is $6.98 per share. Therefore, the values at fiscal year-end of unexercised “in-the-money” options granted to the Named Executive Officers, in addition to the unvested stock awards, are as set forth in the table below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2012

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(2)	(#)	($)(3)

J. Hyatt Brown	-	-	-	-	-	-	-	-	-

J. Powell Brown	-	-	105,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	91,740	2,335,700	254,378	6,476,464

Cory T. Walker	-	-	60,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	74,780	1,903,899	57,303	1,458,934

C. Roy Bridges	-	-	78,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	75,604	1,924,878	25,974	661,298

Anthony T. Strianese	20,000	-	60,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	67,976	1,730,669	72,855	1,854,888

Chris T. Walker	-	-	-	-	-	-	-	49,108	1,250,290

(1)
Generally, these options vest three months prior to their expiration dates.  This vesting may accelerate, however, in increments of 20% based upon each 20% increase in the stock price above the stock price on the grant date, based on a 20-trading-day average.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $25.46, the closing market price of our common stock on December 31, 2012.
(3)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $25.46, the closing market price of our common stock on December 31, 2012.

Employment and Deferred Compensation Agreements

J. Powell Brown, Sam R. Boone, Jr., C. Roy Bridges, Linda S. Downs, Charles H. Lydecker, Kenneth R. Masters, J. Scott Penny, Anthony T. Strianese, Cory T. Walker, Robert W. Lloyd, Laurel L. Grammig and Richard A. Freebourn, Sr. have each entered into standard employment agreements with the Company.  These agreements may be terminated by either party (in the case of Ms. Downs, upon 30 days’ advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time.  In all cases, for a period of two years following the termination of employment (three years in the case of Mr. Powell Brown and Ms. Downs), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

At the time of the Arrowhead acquisition on January 9, 2012, Chris L. Walker entered into an employment agreement with the Company that provides for payment of a specified annual base salary for a three-year term of employment, after which time this amount will be as mutually agreed upon between Mr. Walker and the Company, and which provides that the Company will terminate the agreement only “with cause” during the initial three-year term.  Mr. Chris Walker also entered into a Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreement which includes five-year non-competition and non-solicitation covenants.  In addition, Mr. Walker’s Employment Agreement includes a prohibition on directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

Effective July 1, 2009, in connection with his retirement from the position of Chief Executive Officer, J. Hyatt Brown entered into an employment agreement that superseded Mr. Brown’s prior agreement with us. The agreement provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three years. The agreement does not include any change in control provisions.  In addition, this agreement may be terminated upon either party upon 30 days’ advance written notice and compensation is at amounts agreed upon between us and Mr. Brown from time to time.

Compensation Committee Interlocks and Insider Participation

Throughout 2012, the members of our Compensation Committee were Samuel P. Bell (chair), Theodore J. Hoepner, Toni Jennings and Chilton D. Varner.

Toni Jennings is a director of SunTrust Bank/Central Florida.  We have a $100 million term loan and a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million) and SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust during 2012 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust.  Payments made to, and received from, SunTrust in 2012 totaled less than one percent (1.0%) of our and SunTrust’s total consolidated revenues.

For additional information concerning transactions with related persons, see “Certain Relationships and Related Transactions.”

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Samuel P. Bell (Chair)
Theodore J. Hoepner
Toni Jennings
Chilton D. Varner

PROPOSAL 1

ELECTION OF DIRECTORS

The twelve (12) nominees for election as directors at the Meeting are: J. Hyatt Brown; Samuel P. Bell, III; Hugh M. Brown; J. Powell Brown; Bradley Currey, Jr.; Theodore J. Hoepner; James S. Hunt; Toni Jennings; Timothy R.M. Main; H. Palmer Proctor, Jr.; Wendell S. Reilly; and Chilton D. Varner.  Information concerning each of the nominees is set forth under the caption “Management - Directors and Executive Officers.” Other than Mr. Hunt, all nominees are now members of the Board of Directors.  Nomination of all nominees is for a one (1)-year term until the next Annual Meeting of Shareholders.

Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled.  All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected.  If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  Deloitte & Touche LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2002.

The Audit Committee and the full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance.  If the shareholders do not ratify the selection, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company’s Board of Directors on June 14, 2000, as amended in 2004 and 2007.  The Audit Committee Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in the NYSE listing standards, as currently in effect, as well as other statutory, regulatory and other requirements applicable to the Company’s Audit Committee members).

With respect to the fiscal year ended December 31, 2012, the Audit Committee:

(1)           has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;

(2)           has discussed with the independent registered public accountants of the Company the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)           has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

(4)           based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards (“GAAS”) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

AUDIT COMMITTEE

Theodore J. Hoepner (Chair)
Hugh M. Brown
Bradley Currey, Jr.
Toni Jennings
H. Palmer Proctor, Jr.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2012 and 2011:

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2012 and 2011, including any out-of-pocket expense, were $887,052 and $804,026, respectively.

Audit-Related Fees

No fees were billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2012 and 2011.

Tax Fees

No fees were billed to us by Deloitte & Touche LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2012 or 2011.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants pursuant to the Audit Committee’s pre-approval policies and procedures in order to assure that the provision of such services does not impair the independent registered public accountants’ independence.  The Audit Committee requires that any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent registered public accountants must be considered and approved in advance by the Audit Committee, except that the Committee’s pre-approval for non-audit services is not required to the extent such non-audit services meet the de minimus exception requirements of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended.  During fiscal year 2012, all services were approved by the Audit Committee in accordance with this policy.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.   This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.  Last year we recommended, and our shareholders approved, the submission of a “say-on-pay” consideration proposal on an annual basis.  Thus, this is the third consecutive year in which such a proposal has been included in our Proxy Statement.

As described in detail above under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success.  Accordingly, our Named Executive Officers are rewarded to the extent of achievement of specific annual goals as well as for the realization of increased long-term shareholder value.

Our Compensation Committee has adopted an approach to executive compensation that we believe allows the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance and aligning executive compensation with shareholder interests.  Accordingly, the Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.  For example, (1) a significant portion of pay is performance-based, (2) compensation is incentive-driven with both short- and long-term focus, and (3) components of compensation are linked to increasing shareholder value.

We are again asking our shareholders to indicate their support for our executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, program and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask our shareholders to vote “FOR” the approval, on an advisory basis, of executive compensation.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2014 Annual Meeting of Shareholders must be received by us no later than November 29, 2013 to be included in our proxy statement and form of proxy related to that meeting.  In addition, the proxy solicited by the Board of Directors for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 12, 2014.  All shareholder proposals should be sent to our Corporate Secretary at 655 North Franklin Street, Suite 1900, Tampa, Florida 33602.

OTHER MATTERS

            Our 2012 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement.  We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2012, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 655 North Franklin Street, Suite 1900, Tampa, Florida 33602, Attention: Corporate Secretary.  No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders.  We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4182.  Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Laurel L. Grammig
Laurel L. Grammig
Corporate Secretary

Tampa, Florida
March 29, 2013

ANNUAL MEETING OF SHAREHOLDERS OF
BROWN & BROWN, INC.

The Shores Resort
Atlantic Room
2637 South Atlantic Avenue
Daytona Beach, Florida 32118

Wednesday, May 8, 2013
9:00 a.m.

☐

BROWN & BROWN, INC.

Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held May 8, 2013

          The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
BROWN & BROWN, INC.

The Shores Resort
Atlantic Room
2637 South Atlantic Avenue
Daytona Beach, Florida 32118

Wednesday, May 8, 2013
9:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders
are available at www.viewproxy.com/bbinsurance/2013

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.
00033333333333333100 5	050813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	Election of Directors:	FOR	AGAINST	ABSTAIN

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting or an adjournment thereof.		J. Hyatt Brown	☐	☐	☐

		Samuel P. Bell, III	☐	☐	☐
Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.
		Hugh M. Brown	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.		J. Powell Brown	☐	☐	☐

		Bradley Currey, Jr.	☐	☐	☐

		Theodore J. Hoepner	☐	☐	☐

		James S. Hunt	☐	☐	☐

		Toni Jennings	☐	☐	☐

		Timothy R.M. Main	☐	☐	☐

		H. Palmer Proctor, Jr.	☐	☐	☐

		Wendell S. Reilly	☐	☐	☐

		Chilton D. Varner	☐	☐	☐

	2.	The ratification of the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐

	3.	To approve, on an advisory basis, the compensation of named executive officers.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.